EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES REPORTS MAY 2002 PERFORMANCE

HOUSTON, June 3, 2002 - Continental Airlines (NYSE: CAL) today reported a May 2002 systemwide jet load factor of 73.5 percent, 1.3 points above last year's load factor. For May 2002, Continental reported a domestic load factor of 75.2 percent and an international load factor of 71.0 percent.

For May 2002, Continental reported an on-time arrival rate of 86.0 percent and a record completion factor of 99.9 percent. The record May completion factor also tied February, March and April 2002 for the company record. Continental also broke another company record with sixteen 100 percent completion days in May. Its previous record was set in February 2002 with fourteen 100 percent completion days.

In May 2002, Continental flew 5.1 billion jet revenue passenger miles (RPMs) systemwide and 7.0 billion jet available seat miles (ASMs), resulting in a traffic decrease of 8.3 percent and a capacity decrease of 9.9 percent as compared to May 2001. Domestic traffic was 3.1 billion RPMs, down 10.5 percent from last year, and domestic capacity was 4.2 billion ASMs, down 12.7 percent from last year.

Lower year-over-year yields, mitigated somewhat by higher load factors, resulted in an estimated decrease in systemwide jet passenger revenue per available seat mile (RASM) of between 6 and 8 percent for May 2002, as compared to May 2001. For April 2002, RASM declined 10.3 percent as compared to April 2001. In order for Continental to be profitable in the second quarter of 2002, based on current cost estimates, June 2002 RASM would have to be approximately 14 percent higher as compared to June 2001. Based upon recent RASM trends and RASM expectations for June 2002, the company does not expect to be profitable in the second quarter of 2002.

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MAY 2002 OPERATIONAL PERFORMANCE/PAGE 2

In order to provide investors and employees a better understanding of company financial performance, Continental has included consolidated breakeven load factor data in the monthly performance release. Consolidated breakeven load factor is being redefined by the company as the consolidated load factor (including Continental Airlines and Continental Express) needed to breakeven on a consolidated net income basis, rather than the more traditional approach (which Continental has previously used in SEC filings) of calculating the load factor required to breakeven on a pre-tax income basis.

Consolidated breakeven load factor for the month of May 2002 is estimated to be 78.7 percent, or 5.7 points higher than the actual consolidated load factor of 73.0 percent. Consolidated breakeven load factor for June 2002 is estimated to be 79.5 percent. Actual consolidated breakeven load factor may vary significantly from these estimates depending on actual passenger revenue yields, fuel price and other factors. Month-to-date consolidated load factor information can be found on Continental's website at continental.com in the Investor Relations-Financial/Traffic Releases section.

ExpressJet Airlines, a subsidiary of Continental Airlines doing business as Continental Express, reported a load factor of 65.7 percent for May 2002, 0.4 points below last year's May load factor. ExpressJet flew 344.0 million RPMs and 523.9 million ASMs in May 2002, resulting in a traffic increase of 7.7 percent and a capacity increase of 8.4 percent versus May 2001.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the Company's current beliefs, expectations or intentions regarding future events. In connection therewith, please see the risk factors set forth in the Company's 2001 10-K and its other securities filings, which identify important matters such as terrorist attacks, the significant cost of aircraft fuel, labor costs, currency risk, competition and industry conditions, regulatory matters and the seasonal nature of the airline business, that could cause actual results to differ materially from those in the forward-looking statements.

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MAY 2002 OPERATIONAL PERFORMANCE/PAGE 3

PRELIMINARY TRAFFIC RESULTS

MAY	2002	2001	Change
REVENUE PASSENGER MILES (000)			
Domestic	**3,141,964**	**3,508,890**	**(10.5) Percent**
International	**2,004,908**	**2,101,750**	**(4.6) Percent**
Transatlantic	945,248	1,008,278	(6.3) Percent
Latin America	594,069	641,759	(7.4) Percent
Pacific	465,590	451,714	3.1 Percent
Total Jet	**5,146,872**	**5,610,640**	**(8.3) Percent**
ExpressJet	**343,964**	**319,410**	**7.7 Percent**
AVAILABLE SEAT MILES (000)			
Domestic	**4,175,417**	**4,780,414**	**(12.7) Percent**
International	**2,825,662**	**2,985,942**	**(5.4) Percent**
Transatlantic	1,262,305	1,314,395	(4.0) Percent
Latin America	922,308	953,703	(3.3) Percent
Pacific	641,049	717,844	(10.7) Percent
Total Jet	**7,001,079**	**7,766,356**	**(9.9) Percent**
ExpressJet	**523,893**	**483,481**	**8.4 Percent**
PASSENGER LOAD FACTOR			
Domestic	**75.2 Percent**	**73.4 Percent**	**1.8 Points**
International	**71.0 Percent**	**70.4 Percent**	**0.6 Points**
Transatlantic	74.9 Percent	76.7 Percent	(1.8) Points
Latin America	64.4 Percent	67.3 Percent	(2.9) Points
Pacific	72.6 Percent	62.9 Percent	9.7 Points
Total Jet	**73.5 Percent**	**72.2 Percent**	**1.3 Points**
ExpressJet	**65.7 Percent**	**66.1 Percent**	**(0.4) Points**
CARGO REVENUE TON MILES (000)			
Total	**74,635**	**85,742**	**(13.0) Percent**

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MAY 2002 OPERATIONAL PERFORMANCE/PAGE 4

YEAR-TO-DATE	2002	2001	Change
REVENUE PASSENGER MILES (000)			
Domestic	**14,805,329**	**16,273,478**	**(9.0) Percent**
International	**9,247,337**	**9,969,756**	**(7.2) Percent**
Transatlantic	3,852,832	4,299,352	(10.4) Percent
Latin America	3,263,741	3,405,976	(4.2) Percent
Pacific	2,130,764	2,264,428	(5.9) Percent
Total Jet	**24,052,666**	**26,243,234**	**(8.3) Percent**
ExpressJet	**1,492,199**	**1,346,502**	**10.8 Percent**
AVAILABLE SEAT MILES (000)			
Domestic	**20,157,515**	**22,802,537**	**(11.6) Percent**
International	**12,428,824**	**13,875,012**	**(10.4) Percent**
Transatlantic	5,129,026	5,882,387	(12.8) Percent
Latin America	4,472,764	4,759,794	(6.0) Percent
Pacific	2,827,034	3,232,831	(12.6) Percent
Total Jet	**32,586,339**	**36,677,549**	**(11.2) Percent**
ExpressJet	**2,447,698**	**2,230,141**	**9.8 Percent**
PASSENGER LOAD FACTOR			
Domestic	**73.4 Percent**	**71.4 Percent**	**2.0 Points**
International	**74.4 Percent**	**71.9 Percent**	**2.5 Points**
Transatlantic	75.1 Percent	73.1 Percent	2.0 Points
Latin America	73.0 Percent	71.6 Percent	1.4 Points
Pacific	75.4 Percent	70.0 Percent	5.4 Points
Total Jet	**73.8 Percent**	**71.6 Percent**	**2.2 Points**
ExpressJet	**61.0 Percent**	**60.4 Percent**	**0.6 Points**
CARGO REVENUE TON MILES (000)			
Total	**355,359**	**419,453**	**(15.3) Percent**

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